CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
3.400% PowerNotes® Due May 15, 2011	$39,239,000	$2,189.54
4.400% PowerNotes® Due May 15, 2013	$22,313,000	$1,245.07
TOTAL		$3,434.61

(1)	Excludes accrued interest, if any.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Caterpillar Financial Services Corporation PowerNotes®, with Maturities of 9 Months or More from Date of Issue
Filed under Rule 424(b)(3), Registration Statement(s) No. 333-150218
Pricing Supplement Number 1162 Dated May 18, 2009
(to Prospectus dated April 11, 2008 and Prospectus Supplement dated April 11, 2008)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price(3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Yield(5)
14912HPG9	$39,239,000.00	100.000%	0.550%	$39,023,185.50	FIXED	3.400%	SEMI-ANNUAL	05/15/2011	11/15/2009	$16.43	YES	Senior Unsecured Notes	A2	A	3.400%

Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Incapital LLC, Banc of America Securities LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities

CUSIP Number	Aggregate Principal Amount	Selling Price(3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Yield(5)
14912HPH7	$22,313,000.00	100.000%	0.950%	$22,101,026.50	FIXED	4.400%	SEMI-ANNUAL	05/15/2013	11/15/2009	$21.27	YES	Senior Unsecured Notes	A2	A	4.400%

Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Incapital LLC, Banc of America Securities LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities

Caterpillar Financial Services Corporation

Offering Dates: May 12, 2009 through May 18, 2009

Trade Date: Monday, May 18, 2009 @12:00 PM ET

Settlement Date: Thursday, May 21, 2009

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

(3)
The interest rates on the PowerNotes® may be changed by Caterpillar Financial Services Corporation from time to time, but any such changes will not affect the interest rate on any PowerNotes® offered prior to the effective date of the change.

(4)
Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(5)	Yields are quoted on a semi-annual bond equivalent yield basis.